Exhibit 10.2

ATRICURE, INC.

2014 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Summary of Restricted Stock Award Grant

AtriCure, Inc., a Delaware corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the AtriCure, Inc. Amended and Restated 2014 Stock Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement (the “Agreement”), the following number of shares of Restricted Stock of the Company (the “Restricted Shares”), on the Grant Date set forth below:

Name of Grantee:

Number of Shares:

Grant Date:

Vesting Date:	25% of the Shares shall vest annually upon the respective one, two, three, and four year anniversaries of the Grant Date.

Terms of Agreement

1. Grant of Restricted Stock Awards. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company grants to the Grantee as of the Grant Date, the number of Restricted Shares set forth above. The Restricted Shares shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4.

2. Vesting of Restricted Shares.

(a) The Restricted Shares shall vest on the Vesting Date provided that the Grantee has remained in the continuous employ of the Company or a Subsidiary of the Company from the Grant Date through the Vesting Date.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Committee may, in its sole discretion, accelerate the time at which the Restricted Shares become vested and nonforfeitable on such terms and conditions as it deems appropriate.

3. Forfeiture of Restricted Shares. The Restricted Shares that have not yet vested pursuant to Section 2 shall be forfeited automatically without further action or notice if the Grantee ceases to be employed by the Company or a Subsidiary.

4. Payment.

(a) The Company shall deliver to the Grantee the Restricted Shares within thirty (30) days following the date that the Restricted Shares become vested in accordance with Section 2.

(b) The Company’s obligations with respect to the Restricted Shares shall be satisfied in full upon the delivery of the Shares.

5. Restrictive Legend. Certificates representing the Restricted Shares granted pursuant to this Agreement shall bear a legend making appropriate reference to the restrictions imposed, and such certificates shall remain in the physical custody of the Company, as escrow holder, until all restrictions are removed or have expired.

6. Transferability. The Restricted Shares may not be transferred and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge, until all restrictions are removed or have expired, unless otherwise provided under the Plan. Any purported Transfer or encumbrance in violation of the provisions of this Section 6 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Shares.

7. Dividend, Voting and Other Rights. The Grantee shall possess all incidents of ownership (including, without limitation, dividend and voting rights) with respect to the Restricted Shares granted pursuant to this Agreement as of the Grant Date. Notwithstanding the foregoing, any dividends or distributions on the Restricted Shares to be delivered to Grantee shall be paid on the Vesting Date.

8. Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries or a leave of absence approved by the Committee.

9. No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

10. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

11. Election under Section 83(b) of the Code. The Grantee acknowledges that this Restricted Stock Award is conditioned upon the Grantee making an election with respect to the Shares under Section 83(b) of the Code. The Grantee shall file, within 30 days following the Grant Date, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code.

12. Taxes and Withholding. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other tax in connection with the Restricted Shares pursuant to this Agreement, it shall be a condition to earning the award that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld. The Committee may, in its sole discretion, require the Grantee to satisfy such required withholding obligation by surrendering to the Company a portion of the Shares earned by the Grantee under this Agreement, and the Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of surrender. In no event shall the Fair Market Value of the Shares to be surrendered pursuant to this section to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

13. Adjustments. The number and kind of Shares deliverable pursuant to a Restricted Stock Award are subject to adjustment as provided in Section 8 of the Plan.

14. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Shares; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery of such Shares would result in a violation of any such law or listing requirement.

15. Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

16. Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement shall continue to be valid and fully enforceable.

17. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect to this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise in this Agreement, have the right to determine any questions which arise in connection with the grant of the Restricted Shares.

18. Successors and Assigns. Without limiting Section 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

19. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of Ohio.

20. Electronic Delivery. The Grantee consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

The Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Grant Date.

ATRICURE, INC.

By:
Michael H. Carrel
President and Chief Executive Officer

By:
M. Andrew Wade
Vice President and Chief Financial Officer

The undersigned acknowledges that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s intranet site at www.atricure.com. The Grantee consents to receiving this Prospectus Information electronically, or, in the alternative, agrees to contact the Company’s Chief Financial Officer at (513) 755-4100 to request a paper copy of the Prospectus Information at no charge. The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and accepts the award of Restricted Shares on the terms and conditions set forth in this Agreement and in the Plan.

Grantee

Date: